Exhibit 99.1

MULTIMEDIA GAMES REPORTS FISCAL 2007 FIRST QUARTER RESULTS

- Oklahoma Installed Base Transition Continues; Mexico Market Growth Expected to

Accelerate in Second Half of Calendar 2007-

AUSTIN, Texas, February 8, 2007 – Multimedia Games, Inc. (Nasdaq: MGAM) today reported operating results for its 2007 fiscal first quarter ended December 31, 2006, as summarized below:

Summary and Review of Q1 Results:

(In millions, except per-share and player terminal data)

	For the Three Months December 31,
	2006	2005
Revenue	$29.1	$34.0
EBITDA(1)	$11.4	$18.5
Net (loss) income	$(2.8)	$1.5
Diluted (loss) earnings per share	$(0.10)	$0.05
Average installed player terminals:
Class II (Legacy and Reel Time Bingo® games)	7,026	9,719
Oklahoma compact games(2)	2,859	1,105
Other gaming units(3)	3,289	2,572

(1)	EBITDA is defined as earnings before interest, taxes, amortization, depreciation, and accretion of contract rights. A reconciliation of EBITDA to net income (loss), the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.
(2)	“Oklahoma compact games” includes stand-alone offerings and server-based games.
(3)	“Other gaming units” include those placed in charity halls and in Mexico.

The year-over-year decline in fiscal 2007 first quarter EBITDA and net income is primarily the result of lower revenue from the Company’s Oklahoma operations. Multimedia Games’ (“Multimedia”) Q1 FY ‘07 Oklahoma revenue continued to be impacted by players’ preferences for one-touch, stand-alone games, while the Company’s installed base mix in the December quarter remained heavily weighted towards multi-touch Class II and server-based compact offerings. Higher selling, general and administrative (“SG&A”) expenses, which rose approximately 16.6% on a year-over-year basis, impacted both EBITDA and net income. The year-over-year SG&A increase is primarily due to: write-offs of third-party gaming content reflecting the Company’s initiative to transition its Oklahoma installed base from multi-touch, Class II to stand-alone units; costs associated with the development of the new mGAME™ Gaming Cabinets and content; and, higher legal fees associated with litigation.

Clifton E. Lind, Multimedia’s President and Chief Executive Officer, commented, “Class II electronic standard-sequence bingo games and server-based compact units accounted for more than 68% of our installed base in Oklahoma at December 31, therefore our Q1 FY ‘07 financial results do not yet fully reflect the expected benefits of our strategy to convert substantially all of our installed base in the market to stand-alone games. In addition, the removal of 444 Class II player terminals in Q1 FY ‘07, primarily at California facilities, contributed to the year-over-year quarterly revenue decline. We also incurred costs related to the accelerated development of our proprietary gaming cabinets and platform, which we expect initially to deploy in Class III markets including Oklahoma and California, beginning in Q3 FY ‘07, and later in selected Class II, charity and international markets.

“As reported last month, on December 31, 2006, 32% of our installed base in Oklahoma was comprised of stand-alone offerings, compared to approximately 13% of the installed base at September 30. The hold per day of the stand-alone offerings, which to date reflects placements of third-party, stand-alone units, continues to exceed that of the Class II and server-based units they have replaced. Our average revenue share for Class II and Class III placements in Oklahoma for the month of December 2006 was approximately 24.3%. While the placement of additional stand-alone units will further reduce our average revenue share, we also expect these placements to drive improvements in the Company’s Oklahoma hold per day, which in the long term should more than offset the expected decline in average revenue share.

“While the transition of our installed base of units in Oklahoma to stand-alone games continues and remains a priority, the pace of conversions slowed in January due to the prolonged effects of ice storms in the market, which also reduced patronage and play at facilities in this market. Although the ice storms had a direct impact on our primary facilities for 12 days, including two weekends, the lingering effects of the storm delayed planned conversions in many cases for several weeks. We are working to return to our previous scheduled rate of conversions and will continue to provide monthly updates on our progress.

“To address the changing and evolving markets, we are taking actions to lower costs and focus resources on the domestic and international markets that offer the best short- and long-term growth opportunities for the Company. To support this initiative, Multimedia is initiating a number of measures that will reduce costs on an ongoing basis, including a reduction in staff, made possible in part by the fact that the new stand-alone units are less labor intensive than the systems-based offerings they are replacing. In addition, Multimedia will seek to further reduce costs and optimize the yield of its installed base through removals of approximately 250 low performing Class II games from selected facilities where conversion to stand-alone games is not warranted. Longer-term, Multimedia’s ability to offer a wide variety of popular third-party games on an exclusive basis at selected locations, and the Q3 FY ‘07 introduction of new proprietary stand-alone offerings on our mGAME platform are expected to result in an increase in our Oklahoma installed base later in FY ‘07.

“In the Mexico market, five facilities with a total of approximately 900 player terminals have been opened. Based on the current scale of our operations in Mexico, we have not yet reached the point where revenue offsets costs related to our operations in this market. Provided current plans for new facility openings remain on schedule, we expect that our operations in Mexico will begin contribute to earnings in Q3 FY ‘07. Further, we believe that the recent decision of the Supreme Court of Mexico, which resolved questions of the legality of licenses to conduct electronic bingo in that market, will result in a resumption of a more aggressive schedule of new facility openings and create new opportunities for Multimedia to place additional electronic bingo offerings.

“In the New York video lottery (“VLT”) market, revenues and the installed base of VLTs continue to grow, and there are current expectations for an additional 1,500 VLTs to be added at the Empire City facility at Yonkers Raceway later this quarter. In addition, we expect to deliver units in markets where we sell player terminals and receive a modest, on-going revenue-share. We expect this to benefit revenues and operating results in the latter part of FY ‘07.

“Multimedia continues to make progress in transitioning its Oklahoma installed base and our operations in other markets, including New York, Mexico, Alabama and Washington have prospects for growth. At the same time, we see opportunities to reduce SG&A costs and expect to achieve at least a $1.0 million reduction in Q2 ‘07 from Q1 ‘07 levels. The staff reductions noted above are expected to result in at least $4 million in annual savings on a going-forward basis beginning in Q3 FY ‘07.”

Lind concluded, “Finally, we have received several proposals to increase our borrowing capacity to a total of $150 million, and we are close to selecting a lender. Our Board and strategic review committee continue to work actively with our financial advisor, Bear Stearns, to analyze strategic alternatives for the Company. We expect to report the results of that review process at or prior to our annual shareholders’ meeting in May.”

The table below sets forth Multimedia Games’ (“Multimedia’s”) end-of-period installed player terminal base by product line or market for the fiscal quarters ended December 31, 2006, September 30, 2006 and December 31, 2005.

Month Ended	Reel Time Bingo	Legacy	Total Class II Units	Oklahoma Compact Units(1)	Mexico Electronic Bingo Units	Charity Units	Total Units
12/31/2006	5,943	362	6,305	3,324	919	2,541	13,089
9/30/2006	7,280	373	7,653	2,408	600	2,519	13,180
12/31/2005	8,915	390	9,305	1,229	—	2,589	13,123

(1)	“Oklahoma Compact Units” represents installations of games pursuant to the approved gaming compact between Native American tribes, racetracks and the State of Oklahoma, including Multimedia’s and other vendors’ stand-alone games.

The “Reel Time Bingo,” “Total Class II Units” and “Total Units” totals as of December 31, 2006 reflect the removal of 444 units from non-Oklahoma tribal gaming facilities subsequent to September 30, 2006. The Company had units installed at four locations in Mexico as of September 30, 2006, and in five locations as of December 31, 2006.

Not included in the table above are approximately 1,318 video card readers which were installed as of December 31, 2006. The Birmingham, Alabama sweepstakes operations ceased on January 12, 2007.

The table below breaks out by product line Multimedia’s end-of-period, Oklahoma installed player terminal base for the fiscal quarters ended December 31, 2006, September 30, 2006 and December 31, 2005.

Month Ended	Total Class II Units	Stand-Alone Units	Other Compact Units(1)	Total Compact Units	Total Units
12/31/2006	3,301	2,111	1,213	3,324	6,625
9/30/2006	4,205	849	1,559	2,408	6,613
12/31/2005	5,538	—	1,229	1,229	6,767

(1)	“Other Compact Units” represents server-based games.

Multimedia will provide an update on its total installed base and product mix at January 31, 2007 on or about February 15, 2007.

Multimedia adopted SFAS No. 123(R) effective October 1, 2005, using the modified prospective method. Q1 FY ‘07 and Q1 FY ‘07 EBITDA, net (loss) income and EPS reflect the impact of a pretax charge of approximately $0.4 million, compared with an impact to net income of $0.7 million in Q1 FY ‘06.

Research and development expense in the December 31, 2006 quarter increased by $300,000, or 6%, to $5.1 million, from $4.8 million for the December 31, 2005 quarter.

During the quarter ended December 31, 2006, Multimedia capitalized $0.8 million in costs related to the internal development of its gaming products and systems, compared to $1.3 million during the quarter ended September 30, 2006. Approximately $0.5 million of the capitalized costs in the December 2006 quarter were related to the development of new content, and approximately $0.3 million was for systems. For the three months ended December 31, 2006, capital expenditures were $16.9 million, of which $16.7 million was for gaming equipment and license purchases, and $0.2 million was for all other capital expense. Included in the gaming equipment purchases was $13.2 million of gaming equipment and licenses purchased under the third party vendor agreements. The remaining equipment purchases relate primarily to the hardware upgrade of the rental pool and systems.

Conference Call

Multimedia Games, Inc. is hosting a conference call and webcast today, February 8, beginning at 9:00 a.m. EST (8:00 a.m. CST). Both the call and the webcast are open to the general public. The conference call number is 719-457-2698 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.shareholder.com/mgam/medialist.cfm. Two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm.

A digital replay of the teleconference will also be available beginning at 12:00 noon EST the day of the call, continuing through midnight EST on Wednesday, February 14, 2007. To access this rebroadcast, dial 888-203-1112 (U.S. and Canada) or 719-457-0820 (international), and then the pass code 8145332.

About the Company

Multimedia Games is a leading developer and supplier of comprehensive systems, content, electronic games and player terminals for the Native American gaming market, as well as for the casino, charity and international bingo, video lottery, and sweepstakes markets. The Company’s ongoing development and marketing efforts focus on gaming systems and products for use by Native American tribes throughout the United States, the commercial casino market, video lottery systems and other products for domestic and international lotteries, and products for charity and international bingo and emerging markets, including sweepstakes, promotional, amusement with prize, and coupon gaming opportunities. Additional information may be found at www.multimediagames.com.

Cautionary Language

This press release contains forward-looking statements based on Multimedia’s current expectations. The words “will,” “expect,” “plan,” “believe,” “anticipate,” and similar words and phrases as they relate to Multimedia are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Multimedia, and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to: (i) the risk that Multimedia’s planned conversion of existing Class II games in Oklahoma to Class III stand-alone games may not be successful or achieve market acceptance and that the placement of more Class III stand-alone games in Oklahoma will not increase Multimedia’s Oklahoma hold per day; (ii) the risk that Multimedia’s plans to offer a wider variety of popular third-party games on an exclusive basis at selected locations and Multimedia’s introduction of proprietary stand-alone offerings on Multimedia’s mGAME platform will not gain market acceptance and result in the expected increase in the Oklahoma installed base during FY ‘07; (iii) the risk that Multimedia does not deploy its propriety gaming cabinets and platforms as successfully as expected in Class III markets in Oklahoma and California beginning in Q3 FY ‘07, and later in selected Class II, charity and international markets due to technical difficulties, lack of market acceptance or competitive pressures; (iv) the risk that Multimedia will not realize the cost reductions anticipated from staff-realignments and the removal of low performing Class II games where conversion to Class II games are not warranted; (v) the risk that operations in Mexico will not contribute to earnings in Q3 FY ‘07 as expected and that facility openings in Mexico will not resume on the more aggressive schedule the Company believes will result from the recent Supreme Court of Mexico ruling; (vi) the risk that Multimedia does not add new VLT units in New York during the remainder of the quarter as currently expected and that Multimedia’s delivery of VLT units in markets where Multimedia sells player terminals and receives a modest, on-going revenue-share does not result in expected benefits to revenues and operating results in later part of FY ‘07; and, (vii) the continuing risks to our financial condition and operations from regulatory developments, ongoing competitive pressures, the failure of customers to place terminals and units into operation, the removal of terminals from facilities of existing customers and the failure of one or more of our projected revenue sources or significant development opportunities to generate anticipated revenues. Other important risks and uncertainties that may affect the Company’s business are detailed from time to time in the “Certain Risks” and “Risk Factors” sections and elsewhere in Multimedia’s filings with the Securities and Exchange Commission. Multimedia disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2006 and September 30, 2006

(In thousands, except shares)

	December 31, 2006	September 30, 2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,200	$4,939
Accounts receivable, net of allowance for doubtful accounts of $1,022 and $1,007, respectively	16,510	17,825
Inventory	3,600	3,600
Prepaid expenses and other	2,429	2,562
Notes receivable, net	15,970	16,969
Deferred income taxes	1,754	1,623

Total current assets	43,463	47,518
Restricted cash and long-term investments	959	986
Leased gaming equipment, net	34,304	31,095
Property and equipment, net	85,730	86,264
Notes receivable	46,286	49,399
Intangible assets, net	45,362	46,120
Other assets	921	1,100
Deferred income taxes	8,988	6,059

Total assets	$266,013	$268,541

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of revolving lines of credit	$13,613	$12,821
Current portion of long-term debts and capital leases	3,163	4,954
Accounts payable and accrued expenses	30,322	31,671
Federal and state income tax payable	1,912	2,125
Deferred revenue	1,667	1,782

Total current liabilities	50,677	53,353
Revolving lines of credit	45,092	43,193
Long-term debts and capital leases, less current portion	1,242	1,340
Other long-term liabilities	2,668	2,710
Total liabilities	99,679	100,596

Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 31,522,043 and 31,442,818 shares issued, and 27,610,658 and 27,511,433 shares outstanding, respectively	315	314
Additional paid-in capital	75,287	74,121
Treasury stock, 3,911,385 and 3,911,385 shares at cost, respectively	(24,741)	(24,741)
Retained earnings	115,430	118,242
Accumulated other comprehensive loss	43	9

Total stockholders’ equity	166,334	167,945

Total liabilities and stockholders’ equity	$266,013	$268,541

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended December 31, 2006 and 2005

(In thousands, except per-share amounts)

(Unaudited)

	2006	2005(2)
REVENUES:
Gaming revenue:
Class II	$14,775	$24,404
Oklahoma Compact	6,409	1,772
Charity	4,177	4,668
All other(1)	2,479	1,861
Gaming equipment, system sale and lease revenue	326	625
Other	884	708

Total revenues	29,050	34,038

OPERATING COSTS AND EXPENSES:
Cost of gaming equipment and systems sold and royalty fees paid	523	597
Selling, general and administrative expenses	18,612	15,958
Amortization and depreciation	14,477	14,343

Total operating costs and expenses	33,612	30,898

Operating income	(4,562)	3,140
OTHER INCOME (EXPENSE):
Interest income	1,574	481
Interest expense	(1,310)	(966)

Income (loss) before income taxes	(4,298)	2.655
Income tax expense (benefit)	(1,486)	1,126

Net income (loss)	$(2,812)	$1,529

Basic earnings (loss) per share	$(0.10)	$0.06

Diluted earnings (loss) per share	$(0.10)	$0.05

Shares used in earnings per share calculation:

Basic	27,534,490	27,014,114

Diluted	27,534,490	28,854,003

(1)	Gaming revenue: “All other” includes recurring revenue from Class III Washington State, lottery, and Mexico markets.
(2)	Certain amounts have been reclassified to conform to the current year presentation.

Reconciliation of U.S. GAAP Net income to EBITDA:

EBITDA is defined as earnings before interest, taxes, amortization, depreciation, and accretion of contract rights. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia’s past financial performance, and provides useful information to the investor because of its historical use by Multimedia as a performance measure, and the use of EBITDA by other companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia’s operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:

Reconciliation of U.S. GAAP Net income to EBITDA:

	For the Three Months Ended December 31,
	2006	2005
	(in thousands)
Net income (loss)	$(2,812)	$1,529
Add back:
Amortization and depreciation	14,477	14,343
Accretion of contract rights(1)	1,499	982
Interest expense, net	(264)	485
Income tax expense	(1,486)	1,126

EBITDA	$11,414	$18,465

(1)	“Accretion of contract rights” relates to the amortization of intangible assets for development projects. These amounts are recorded net of revenues in the Consolidated Statements of Income.

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